Exhibit 10.24

DAVID C. HAYES CONFIDENTIAL

SEPARATION AND RELEASE AGREEMENT

This Separation Agreement and General Release of all claims (“Agreement”) is between David C. Hayes (“You” or “Your”) and Hilton Worldwide, Inc. (the “Company”), regarding the terms of Your employment and separation from employment with the Company. The general provisions of this Agreement are subject to the 2013 Executive Severance Plan (the “Plan”), except to the extent modified by this Agreement. The definitions of any capitalized terms not defined in the Agreement are set forth in the Plan.

TERMS OF YOUR SEPARATION

1.

Separation Date. Your employment with the Company terminated effective November 28, 2016 (the “Separation Date”). You acknowledge and agree that Your termination of employment is not a Qualifying Termination under the Plan, and you are not entitled to receive the Severance Benefits provided for under the Plan.

2.

Consideration and Specific Terms. In exchange for You signing this Agreement, which includes a General Release in Section 3, and You not revoking that General Release, and subject to the terms of the Plan and the terms set forth below, the Company will provide You with the following consideration (the “Consideration”):

Separation Payment:

You will receive a Separation Payment in the total amount of $1,155,000.00 (less applicable federal, state and local withholding taxes). The Separation Payment will be made in twelve (12) equal monthly installments of $96,250.00 (less applicable federal, state and local withholding taxes). So long as you sign and return this Agreement to the Company after you have a chance to consider its terms as provided in Section 17, and do not exercise your right to revoke under Section 18 of this Agreement, the first installment of the Separation payment will made on January 1, 2017, and the remaining installments will be made on the first day of each month thereafter, with the final installment to be paid on December 1, 2017.

401(k):	You will continue to be eligible to participate in the Company’s 401(k) Plan through the Separation Date, with such participation subject to the terms and conditions of the 401(k) Plan.

COBRA:

You will be eligible for COBRA continuation health benefits for up to eighteen (18) months subsequent to the Separation Date at Your own expense, provided You otherwise qualify for COBRA coverage and timely pay the required premiums for any such coverage.

Life Insurance

You will be eligible to convert Your current Company-sponsored life insurance into an individual life insurance policy. You will be responsible for all premiums required to be paid to maintain any converted life insurance coverage subsequent to the Separation Date.

LTI:

Your 2016 LTI award, and any outstanding amounts You were eligible to receive under any prior LTI award, will be canceled and forfeited in accordance with the applicable terms of the LTI Plan, as You will not be employed when the awards would vest in 2016 or subsequent years.

Deferred Compensation Plan	Your account in the Deferred Compensation Plan will be paid in accordance with the terms of the plan.

Vacation:	Unused vacation will be paid in accordance with the Company’s policy.

You acknowledge that: (i) the Consideration described above constitutes all monetary and non-monetary terms and benefits associated with Your separation, (ii) the Consideration exceeds any earned wages or anything else of value otherwise owed to You by the Company, and (iii) You would not receive this Consideration absent Your execution of this Agreement.

The Company’s payment obligations as described in this Section 2 will transfer to any successor-in-interest of the Company.

3.

General Release and Covenant Not to Sue. In exchange for the Consideration identified above, You hereby covenant not to sue and release and forever discharge the Company and Hilton Worldwide Holdings Inc. and their successors, subsidiaries, affiliates (including, without limitation, Hilton Grand Vacations Inc. (“HGV”), and parents, and their respective past and present officers, directors, employees, insurers, investors and agents (collectively “Released Parties”) from any and all causes of action, claims or demands, known or unknown, that exist as of the date You sign this Agreement relating in any way to Your employment with the Company or the separation of Your employment, including but not limited to wrongful and retaliatory discharge, defamation, libel, slander, breach of contract, false imprisonment, or any other contract, tort or common law claim. You are also releasing all claims under any federal, state or local law, rule, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Pregnancy Discrimination Act, the Family and Medical Leave Act (to the extent permitted by law), the Civil Rights Act of 1871, the Civil Rights Act of 1991, The Genetic Information Nondiscrimination Act of 2008, and the Equal Pay Act, the Florida Civil Rights Act, any regulations thereunder, and any human rights law of any Florida county or municipality. Such released claims also include any and all claims with respect to attorneys’ fees or under any Company handbook, policy, procedure or benefit plan (except vested benefits, if any, under the Company’s 401(k) Plan and the Company’s Retirement Plan).

Notwithstanding the foregoing, the parties agree that this General Release does not apply to any claims You may have for workers’ compensation benefits, unemployment insurance or indemnification as provided by state law. Excepted from the General Release provisions of this Agreement are Your rights to file a charge with an administrative agency and to participate in an agency investigation or report possible violations of federal law or regulation to any governmental agency or entity. However You knowingly and intentionally waive any right to monetary relief or other individual specific remedy that might be sought on Your behalf by any other person, entity, local, state or federal government or agency thereof, including specifically the Equal Employment Opportunity Commission, U.S. Department of Labor, or any state agency. You understand that neither this provision nor anything else in this Agreement prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. You further understand that You do not need the prior authorization of the Company’s legal department to make any such reports or disclosures and You are not required to notify the Company that You have made such reports or disclosures.

Except as provided above, this General Release includes all claims existing as of the date You sign this Agreement, even though You did not know or suspect those claims to exist at the time You signed the Agreement, regardless of whether knowledge of such claims or the underlying facts would have materially affected Your decision to sign this Agreement. Your subsequent discovery of different or additional facts shall not affect the enforceability of this General Release.

YOUR OBLIGATIONS DURING THE SEPARATION PROCESS AND AFTER YOUR EMPLOYMENT TERMINATES

4.

Ongoing Cooperation. The parties agree to cooperate and take reasonable steps in the future in order to carry out the terms of this Agreement, including without limitation, providing additional information, signing documents, and responding to inquiries, all as may be requested by one party of the other from time to time. You agree to cooperate fully and provide assistance to the Company in any legal or other proceedings which may be required, including any litigation or potential litigation or administrative, regulatory or investigatory matter in which You are, or may be, a witness, or as to which You possess, or may possess, relevant information. The Company shall pay all reasonable expenses incurred in connection with a request made by a Released Party pursuant to this section. You further agree that, without the prior written consent of the Company or its attorneys, You will not communicate with any individual who is pursuing, or may be pursuing, any claims against the Company, or any attorneys for such individuals, about such claims or potential claims, and You will promptly inform the Company or its counsel of any efforts by such persons or their attorneys to speak with him.

5.

Return of Company Property. On or before the Separation Date, You will turn over any Company records, materials, documents, information or property in Your possession including, without limitation, ID cards, keys, credit cards, files, software, business equipment and instruction manuals. You agree that You will not retain any Company materials, documents, information or property, or any copies, excerpts, or summaries of such materials, documents, information or property. To the extent You have any Company-related data or information stored on any personal computer, PDA or other electronic storage facility in Your personal possession or control, You agree that You will immediately delete all such data or information, and will not retain copies or downloads of any such data or information in any format whatsoever. The Company is not required to provide any Consideration until You fully comply with this provision.

6.

Restrictive Covenants Regarding Non-Competition and Non Solicitation. You acknowledge and recognize the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agree as follows:

a.

During the one-year period following the Separation Date (the “Restricted Period”), You will not, whether on the Your own behalf or on behalf of or in conjunction with any person, directly or indirectly solicit or assist in soliciting away from the Company the business of any then current client or customer with whom You (or Your direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding the Separation Date.

b.	During the Restricted Period, You will not directly or indirectly:

i.

enter the employ of, or render any services to, a Competitor, provided that this restriction shall not prevent You from working for or performing services on behalf of a Competitor if such Competitor is also engaged in other lines of business and if Your employment or services are restricted to such other lines of business, and will not be providing support, advice, instruction, direction or other guidance to lines of business that constitute the Competitor;

ii.

acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

iii.

intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the Company and any of its clients, customers, suppliers, partners, members or investors.

c.

Notwithstanding anything to the contrary in this Section 6, You may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of operating, managing or franchising hotel and lodging properties and timeshares (“Business”) (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if You (i) are not a controlling person of, or a member of a group which controls, such person and (ii) do not, directly or indirectly, own 2% or more of any class of securities of such person.

d.	During the Restricted Period, You will not, whether on Your own behalf or on behalf of or in conjunction with any person or entity, directly or indirectly:

i.	solicit or encourage any employee of the Company to leave the employment of the Company; or

ii.

hire any employee who was employed by the Company as of the Separation Date or who left the employment of the Company coincident with, or within six months after, the Separation Date, provided that this prohibition does not apply to (i) administrative personnel employed by the Company or (ii) any Company employee who is hired away from the Company as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by You.

e.

During the Restricted Period, You will not, whether on Your own behalf or on behalf of or in conjunction with any person, directly and intentionally encourage any material consultant of the Company to cease working with the Company.

f.

It is expressly understood and agreed that, although You and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 6 is an unenforceable restriction against You, the provisions of this Section 6 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 6 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

g.

The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which You are in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

h.

For purposes of this Section 6, “Competitor” shall have the meaning set forth in the Plan and shall include, but not be limited to, Marriott Vacations Worldwide, Wyndham Vacation Ownership, Vistana Signature Experiences, Disney Vacation Club, Hyatt Vacation Ownership, 1-loliday Inn Club Vacations, Bluegreen Vacations and Diamond Resorts International, and other lodging or timeshare ownership companies that are comparable to the Company and HGV.

7.

Confidential Information. You will not at any time (x) retain or use for the benefit, purposes or account of You or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Your duties under the Your employment and pursuant to customary industry practice), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board of Directors of the Company.

(b) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Your breach of this covenant; (ii) made legitimately available to You by a third party without breach of any confidentiality obligation of which You have knowledge; or (iii) required by law to be disclosed; provided that with respect to subsection (iii) You shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c) Upon termination of Your employment with the Company for any reason, You shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Your possession or control (including any of the foregoing stored or located in Your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that You may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

8.

Non-Disparatement. As a condition to the receipt of the Separation Payment provided in Section 2 of this Agreement, You agree that You will not directly, or through any other person, make any public or private statements that are disparaging of the Company, its affiliates or subsidiaries, or their respective businesses or employees, officers, directors, or stockholders. Nothing in this Agreement shall be deemed to You from providing truthful testimony or statements in a legal or arbitration proceeding or pursuant to subpoena, court order, or similar legal process, or from providing truthful information to government or regulatory agencies.

9.	Employee Representations. You represent and agree that:

•	You have suffered no specific injuries while employed by the Company that You did not report to the Company.

•	Except as provided in this Agreement, you have been provided all wages, compensation and benefits due and owing to you.

•

You fully understand all terms of this Agreement, have been provided a copy of the 2013 Executive Severance Plan, and are signing this Agreement voluntarily and with full knowledge of their significance.

•

You understand that this Agreement reflects all of the terms agreed to by You and the Company. In signing this Agreement, You do not rely and have not relied upon any representation or statement made by the Company or by the Company’s agents, representatives or attorneys that is not specifically stated in this written Agreement. Any verbal or written representation or statement not expressly included in this Agreement will not be enforceable against the Company.

10.	Contact Information. The Company and its representatives may need to contact You in the future in connection with this Agreement. You confirm that Your current contact information is as follows:

Mailing Address:

241 CANTON AVE

MILTON

MIA 02186

Cell Phone: 407491-6324

Upon termination of all payments called for in this Agreement, You agree to provide written notice to Matt Schuyler, delivered to the Company’s headquarters at 7930 Jones Branch Drive, McLean, VA, 22102 of any change to your contact information shown above.

GENERAL PROVISIONS OF THIS AGREEMENT

11.

Non-Admissions. By signing this Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Released Parties. Accordingly, this Agreement may not be used in any proceeding as an admission, but only in an action to enforce its terms.

12.

Confidentiality of Agreement. You agree that the terms of this Agreement are confidential and You will not divulge any terms of this Agreement to anyone except Your accountant, attorney, or spouse, if any, and except as required by law.

13.

Legal Review. This Agreement is intended as a legally binding and enforceable document. You have been advised to seek legal counsel and have been provided time and opportunity to consult with an attorney prior to executing this Agreement.

14.

Severability. If any part of this Agreement is held invalid, that part shall be severed and the remaining parts shall be given full force and effect. Notwithstanding the foregoing, in the event the General Release in this Agreement is declared invalid, this Agreement shall be null and void, and the Company shall be entitled to the return of the Separation Payment paid to You through the date any portion of the Agreement is held invalid.

5.

Section 409A. Except as otherwise provided in Section 2 of this Agreement, it is intended that the Consideration paid pursuant to Section 2 of this Agreement be exempt from Section 409A due to the “short-term deferral” exception set forth in Treasury Section 1 .409A- I (b)(4), or such other exemption as may apply. Each payment or benefit payable under this Agreement is intended to constitute separate payments for purposes of Treasury Regulation Section 1 .409A-2(b)(2).

In the event that any of the amounts listed in Section 2 of this Agreement are considered nonqualified deferred compensation as defined in Section 409A and such amounts are payable during a period in which You are a “Specified Employee” under Section 409A and the 6-month mandatory delay applies, then, amounts that would otherwise be payable during the six-month period immediately follow the Separation Date will be accumulated through and paid on the first day of the seventh month following Your Separation Date (or if You die during such period, within 30 days after Your death). The normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the six-month period,

16.

Complete Areement/Governin Law. This Agreement constitutes the complete understanding and entire agreement of the parties. The Agreement cannot be amended, terminated, discharged or waived, except by a mutually agreed upon writing signed by You and an authorized representative of the Company. The laws of the State of Florida, without any reference to or application of conflicts of laws provisions thereof, shall govern and control this Agreement.

17.	Consideration Period. You have twenty-one (21) days from Your receipt of this Agreement to consider it before signing, although You may choose to sign it earlier.

18.

Revocation Period. For a period of seven (7) days following Your signing of this Agreement, You may revoke this Agreement. This Agreement shall not become effective or enforceable until seven (7) days after You sign and do not revoke this Agreement. You may revoke this Agreement only by giving written notice of revocation to Maft Schuyler (delivered to the Company’s headquarters at 7930 Jones Branch Drive, McLean, VA, 22102) within this seven (7) day period. Any revocation must state “I hereby revoke my acceptance of our agreement and general release.”

YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. YOU ALSO ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO YOUR SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

YOU UNDERSTAND THAT YOU ARE WAIVING ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASED PARTIES.

Hilton Worldwide, Inc.		Employee

By:	/s/ M.W. Schuyler	By:	/s/ David C. Hayes
Name:	M.W. Schuyler	Name:	David C. Hayes
Date:	12-23-2016	Date:	12/18/16